ClearLight Biotechnologies, Inc.

Restricted Common Stock Award Plan

December 26, 2020

Article I. Purpose

Section 1.1 Overview of Purpose

The purpose of the ClearLight Biotechnologies, Inc.  ("CLB") Restricted Stock Award Plan (the "Plan") is to secure for CLB and its successors and assigns (the "Company") and its directors, officers,  employees and selected consultants (the "Beneficiaries") the benefits of the additional incentive inherent in the ownership of the Company's common stock, par value $0.0001 per share (the "Common Stock"), by selected Beneficiaries who are important to the success and growth of the business of the Company and to help the Company secure and retain the services of such persons. The Plan provides for discretionary grants of Common Stock subject to the terms and conditions set forth in the Plan ("Restricted Stock") to or for the benefit of designated Beneficiaries. Such Restricted Stock can be granted by the board of directors of the Company (the "Board") based upon both future and past services.

Article II. Administration

Section 2.1 Overview of Administration

The Plan shall be administered by the Board. The Board shall have full power and authority to interpret the provisions of the Plan and any agreement evidencing or relating to an award of Restricted Stock ("Award") under the Plan, and to determine any and all questions arising under the Plan, and its decisions shall be final and binding on all participants in the Plan.

Article III. Shares

Section 3.1 Number of Shares

Subject to the adjustment provisions of Section 3.3, the number of shares of Common Stock that may be issued or delivered in connection with awards of Restricted Stock under the Plan shall be equal to 80,000 shares.

Section 3.2 Character of Shares

Shares of Restricted Stock delivered under the Plan shall be  bound by the provisions and restrictions outlined in the Plan.

Section 3.3 Adjustments.

In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Common Stock), recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Board to be appropriate, in the sole discretion of the Board, under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of the number and kind of shares reserved and available for Awards under the Plan and the number and kind of shares subject to outstanding Restricted Stock.

Article IV. Beneficiaries Eligible.

Section 4.1 Overview of Employees Eligible

Awards may be granted to or for the benefit of any Beneficiary whom the Board selects. An individual receiving any Award under the Plan is referred to herein as a "participant."

Article V. Restricted Stock

Section 5.1 In General.

Each eligible Beneficiary selected to participate may be granted an award of Restricted Stock. Each Award shall be evidenced by an agreement which shall set forth the terms and conditions of such Award, including without limitation, the date or dates upon which such Award shall be granted. The Award shall also be subject to such other terms and conditions not inconsistent herewith as the Board shall determine.

Section 5.2 Nature of Restricted Stock; Accounts.

Each share of Restricted Stock represents one share of Common Stock with the restrictions outlined in Sections 5.3, 5.4, 5.5 and elsewhere within the Plan (the "Restrictions"). The shares of Restricted Stock shall be subject to the Restrictions for a period of two calendar years after the date of the Award (the "Restriction Period"). The shares of Restricted Stock will be delivered upon execution of the agreement evidencing the Award. The Company shall establish and maintain a record of the Award and transactions and events affecting such Awards.

Section 5.3 Restriction on Transferability

During the Restriction Period and thereafter, the participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock or the shares issuable in settlement thereof, except to the extent specifically approved by the Board.

Section 5.4 Non-Voting Classification

During the Restriction Period, the Awards shall be deemed non-voting Common Stock. In addition, non-voting Common Stock holders are not entitled to notice of stockholders meetings, including annual meetings to elect directors. The Company is permitted to refuse to permit non-voting Common Stock holders to attend annual meetings, to choose to not hold annual meetings (without consent of the non-voting stockholders), and to choose not to distribute proxy or information statements, as permitted under Delaware law.

Section 5.5 Option to Repurchase Restricted Stock Awards

During the Restriction Period, the Company shall have an option to repurchase each Award, at a repurchase price of $0.01 per share of Common Stock.  The Company may exercise the option at its sole discretion. Upon written notification of the Company's intent to exercise its repurchase option, the Company shall pay for the shares within five days and the Company shall make the appropriate entries on its uncertificated stock ledger. By accepting an Award, the Beneficiary agrees to the Option to Repurchase Agreement set forth in Exhibit A.

Section 5.6 Forfeiture of Restricted Stock; Act of Misconduct

Shares of Restricted Stock shall be forfeited and shall revert to the Company upon the commission by the Beneficiary of an Act of Misconduct during the Restriction Period. An Act of Misconduct shall mean the occurrence of one or more of the following events: i) the Beneficiary uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company, ii) the Beneficiary breaches any contract with or violates any fiduciary obligation to the Company.

Section 5.7 Evidence of Delivery of Shares of Restricted Stock

All capital stock issued by the Company is uncertificated, as permitted by the Bylaws of the Company.  Upon the issuance of shares of Restricted Stock, the issuance shall be recorded in a stock ledger maintained by the Company for all shares of capital Stock of the Company issued, transferred and/or cancelled. The Company delivers the Restricted Stock by recording such shares in the stock ledger and shall also notate in the ledger when the Restricted Stock is repurchased or forfeited, and if appropriate, when the Restriction Period terminates.

Article VI Change in Control.

Section 6.1 Effect of a Change in Control.

In the event of a Change in Control of the Company, as defined below, the Company will no longer have the right to repurchase any shares of Restricted Stock as set forth in Section 5.5, and such shares shall be treated the same as other shares of Common Stock in a Change in Control.

Section 6.2 Definitions Relating to Change in Control.

To the extent not otherwise defined in this Plan, the following terms used in this Section 6 shall have the following meanings:

Affiliates, Associates, Beneficial Owner and Person, each have the meaning ascribed thereto in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, except that, in any case, a Person shall be deemed the Beneficial Owner of any securities owned, directly or indirectly, by the Affiliates and Associates of such Person.

"Change in Control" means (a) a majority of the Board ceases to consist of Continuing Directors; (b) any Person is or becomes the Beneficial Owner of 50% or more of the outstanding voting power of the Company unless such acquisition is approved by a majority of the Continuing Directors; (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation with respect to which requirements of clauses (A) and (B) below are satisfied: (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof (as the case may be) outstanding immediately after such merger or consolidation and (B) individuals who constitute the Board immediately prior to the execution of the definitive agreement pertaining to such merger or consolidation continue immediately following such merger or consolidation to represent at least a majority of the membership of the Board or such surviving entity or any parent thereof (as the case may be); (d) the stockholders of the Company approve an agreement to dispose of all or substantially all of the assets of the Company, unless such disposition is approved by a majority of the Continuing Directors.

"Continuing Director" means any member of the Board who is a member on the effective date of the Plan or who is elected to the Board after such date upon the recommendation or with the approval of a majority of the Continuing Directors at the time of such recommendation or approval.

Article VII. General Provisions.

Section 7.1 Limitation on Rights Conferred Under Plan.

Neither the Plan nor any action taken hereunder shall be construed as (i) giving any eligible employee or participant the right to continue in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate such eligible employee's or participant's employment or service at any time, (iii) or giving an eligible employee or participant any claim to be granted any Award under the Plan or to be treated uniformly with other participants and employees, or (iv) conferring on a participant any of the rights of a stockholder of the Company unless and until the participant is duly issued or transferred shares of unrestricted Common Stock in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award agreement, neither the Plan nor any Award agreement shall confer on any person other than the Company and the participant any rights or remedies thereunder.

Section 7.2 Board May impose Conditions; Right of Setoff.

The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to a participant from time to time pursuant to any Award under the Plan, any amounts owed by the participant to the Company or any subsidiary or affiliate thereof, although the participant shall remain liable for any part of the participant's payment obligation not satisfied through such deduction and setoff.

Section 7.3 Tax Withholding Obligation.

Whenever under the Plan or a participant or a incurs federal income tax liability, obligations with respect to social security and medicare taxes, or other tax obligations in connection with an Award, the Company shall be entitled to require, as a condition of grant, that the participant remit or, in appropriate cases, agree to remit when due an amount sufficient to satisfy all federal, state and local withholding tax requirements relating thereto. At the election of the Company, such mandatory withholding amounts may be remitted by check payable to the Company, in shares of Common Stock, by the Company's withholding of shares of Common Stock issuable or deliverable hereunder, or any combination thereof; provided, however, that in no event may shares be withheld to satisfy a tax obligation of a participant in excess of the mandatory tax withholding obligations arising in connection with the participant's Award. If so determined by the Board, a participant may be permitted to elect from among alternative methods of satisfying withholding obligations.

Section 7.4 Governing Law.

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law. The parties agree to subject themselves to the jurisdiction of the state and federal courts located in Delaware. The parties also agree to waive their right to claim Delaware as an inconvenient forum.

Section 7.5 Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

Section 7.6 Changes to the Plan and Awards

The Board may amend, suspend or terminate the Plan or the Board's authority to grant Awards under the Plan without the consent of participants; provided, however, that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of such participant under any outstanding Award. The Board may amend any outstanding Award without the consent of the affected participant; provided, however, that, without such consent, no such action may materially and adversely affect the rights of such participant under any outstanding Award. For purposes of this Section 7.6, accelerated settlement of an Award shall not be considered a materially adverse affect on the rights of a participant, regardless of the tax consequences to such participant.

Section 7.7 Terms of Survival

The representations and warranties herein will survive the termination of this Plan.

Section 7.8 Terms of Severability

Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Plan.

Section 7.9 Counterparts

This Plan may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. obligations.

Article VIII. Plan Effective Date and Termination.

Section 8.1 Terms of Plan Effective Date and Termination

The Plan became effective on December 26, 2020. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no shares of Common Stock remain available for delivery under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.